Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

April 10, 2026

Expedia Group, Inc.
1111 Expedia Group Way W.
Seattle, Washington 98119

Re: Expedia Group, Inc. Current Report on Form 8-K filed on April 10, 2026

Ladies and Gentlemen:

We have acted as special outside counsel to Expedia Group, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company to the Underwriters (as defined below) pursuant to the Underwriting Agreement, dated April 8, 2026 (the “Underwriting Agreement”), between the Company and BofA Securities, Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters listed in Schedule 1 thereto (the “Underwriters”), pursuant to the Registration Statement on Form S-3 (File No. 333-285042) (the “Registration Statement”) of $1,000,000,000 aggregate principal amount of 5.500% Senior Notes due 2036 (the “Notes”), issued under the Indenture dated as of February 21, 2025 (the “Base Indenture”), among the Company, the subsidiaries of the Company party thereto and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of April 10, 2026 (the “Supplemental Indenture”, and the Base Indenture as supplemented by the Supplemental Indenture, the “Company Indenture”), between the Company and the Trustee.

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company and public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter, including:

(a) the Registration Statement;

(b) the base prospectus, dated February 19, 2025, included in the Registration Statement, but excluding the documents incorporated therein;

(c) the Preliminary Prospectus Supplement, dated April 8, 2026, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(2) under the Securities Act of 1933 (the “Act”), but excluding the documents incorporated by reference therein;

(d) the final term sheet, dated April 8, 2026, as filed with the Commission pursuant to Rule 433 under the Act;

(e) the Prospectus Supplement, dated April 8, 2026, as filed with the Commission pursuant to Rule 424(b)(2) under the Act, but excluding the documents incorporated by reference therein;

(f) a copy of the Amended and Restated Certificate of Incorporation of the Company and a copy of the Amended and Restated By-Laws of the Company, each as set forth in the certificate of the Senior Vice President, Legal and Assistant Secretary of the Company, dated as of April 10, 2026;

(g) the Company Indenture;

(h) a copy of the Notes (CUSIP 30212P BM6), represented by Certificate Nos. 001 and 002, dated as of April 10, 2026;

(i) an executed copy of the Underwriting Agreement; and

(j) resolutions of the Board of Directors of the Company and the Executive Committee of the Board of Directors relating to the issuance of the Notes.

In such examination, we have assumed:

(i) the authenticity of original documents and the genuineness of all signatures;

(ii) the conformity to the originals of all documents submitted to us as copies;

(iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed;

(iv) all Notes will be issued and sold in compliance with applicable foreign, U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement; and

(v) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriters.

We also have assumed that the terms of the Notes have been established so as not to, and that the execution and delivery by the parties thereto and the performance of such parties’ obligations under the Notes will not, breach, contravene, violate, conflict with or constitute a default under (1) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York and the federal securities laws of the United States of America as such laws apply to the Company), (2) any judicial or regulatory order or decree of any governmental authority, or (3) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority. We also have assumed that the Company Indenture and the Notes are the valid and legally binding obligation of the Trustee. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others. We have further assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, facsimile, conformed, electronic or photostatic copies, and the authenticity of the originals of such copies.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York as in effect on the date hereof.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Delaware, we have relied upon the letter dated the date hereof of Morris, Nichols, Arsht & Tunnell LLP, special counsel to the Company, which is filed as an exhibit to the Current Report.

Based upon the foregoing, and subject to the qualifications set forth in this letter, we advise you that, in our opinion, the Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Company Indenture and the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of:

(a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally;

(b) general equitable principles (whether considered in a proceeding in equity or at law);

(c) an implied covenant of good faith and fair dealing;

(d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars;

(e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and

(f) generally applicable laws that:

(i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver;

(ii) limit the availability of a remedy under certain circumstances where another remedy has been elected;

(iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct;

(iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange;

(v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration; or

(vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes and the Company Indenture. We express no opinion as to the ability of another court, federal or state, to accept jurisdiction and/or venue in the event the chosen court is unavailable for any reason, including, without limitation, natural disaster, act of God, human health or safety reasons (including a pandemic) or otherwise.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K, filed on April 10, 2026, and to the use of our name in the Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz